UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 17, 2008 (September 12, 2008)

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52635	20-3858769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12121 WILSHIRE BLVD., SUITE 322 LOS ANGELES, CALIFORNIA 90025
(Address of principal executive offices)                   (Zip Code)

(310) 903 4001
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 3.02    UNREGISTERED SALE OF EQUITY SECURITIES.

On September 12, 2008, Accelerize New Media, Inc. (the “Company”) entered into a thirty-six month letter of agreement (the “Agreement”) with MarketingExperiments, LLC, a Delaware limited liability company, a wholly-owned subsidiary of MECLABS, LLC and an affiliate of MarketingSherpa, LLC and MarketingTouch, LLC.  The Company has the right to terminate the Agreement after the first six or twelve month periods if certain milestones relating to the revenue and profits generated from the project are not met by the end of these periods, respectively.  During the term of the Agreement MarketingExperiments, LLC will provide its services in order to aid the Company in optimizing its lead generation process and leverage its proprietary technology.  The optimization will include, but is not limited to, analysis of landing pages, up-sell packages, thank you pages, email campaigns, pay-per-click campaigns, additional lead generation verticals and introductions to potential growth partners. In consideration for its services, the Company will pay MarketingExperiments, LLC an incentive-based cash payment and issue to MarketingExperiments, LLC a warrant (the “Warrant”) to purchase up to five million shares of common stock of the Company. Of the five million Warrant shares, two million five hundred thousand shares will vest on the issue date, and the other two million five hundred thousand Warrant shares shall vest in twelve equal increments of 208,333.33 shares each, at the end of every 3-month period after the issue date, with the last vesting increment taking place on the third anniversary after the issue date.  The Warrant exercise price is set at $0.55, which was the closing price of the Company’s common stock on the Over-The-Counter Bulletin Board on the issue date.  The term of the Warrant is thirty-six months from the issue date.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 4.1            Common Stock Purchase Warrant dated September 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 17, 2008	ACCELERIZE NEW MEDIA, INC. By: /s/ Brian Ross Brian Ross President and Chief Executive Officer